AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2002
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                        MARSH & MCLENNAN COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         6411                 36-2668272
(State or other jurisdiction of      (Primary Standard        (I.R.S. Employer
incorporation or organization)    Industrial Classification  Identification No.)
                                        Code Number)

                           1166 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                                 (212) 345-5000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                WILLIAM L. ROSOFF
                                 GENERAL COUNSEL
                        MARSH & MCLENNAN COMPANIES, INC.
                           1166 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 345-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                   COPIES TO:
                             CHARLES S. WHITMAN, III
                              DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                   PROPOSED MAXIMUM
      TITLE OF EACH CLASS          AMOUNT TO BE   OFFERING PRICE PER  AGGREGATE OFFERING        AMOUNT OF
OF SECURITIES TO BE REGISTERED      REGISTERED          UNIT(1)            PRICE(1)         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
5.375% Senior Notes due 2007       $500,000,000          100%            $500,000,000            $46,000
-------------------------------------------------------------------------------------------------------------
6.25% Senior Notes due 2012        $250,000,000          100%            $250,000,000            $23,000
=============================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 3, 2002

PROSPECTUS


                             [MARSH & MCLENNAN LOGO]


                        MARSH & MCLENNAN COMPANIES, INC.
                      OFFER TO EXCHANGE UP TO $500,000,000
                               PRINCIPAL AMOUNT OF
                          5.375% SENIOR NOTES DUE 2007
                           FOR ANY AND ALL OUTSTANDING
                          5.375% SENIOR NOTES DUE 2007

                      OFFER TO EXCHANGE UP TO $250,000,000
                               PRINCIPAL AMOUNT OF
                           6.25% SENIOR NOTES DUE 2012
                           FOR ANY AND ALL OUTSTANDING
                               6.25% SENIOR NOTES
                                    DUE 2012

     We are offering to exchange up to $500,000,000 of our new 5.375% Senior Notes due 2007, which are referred to as the "2007 exchange notes," for up to $500,000,000 of our existing 5.375% Senior Notes due 2007, which are referred to as the "2007 restricted notes," and up to $250,000,000 of our new 6.25% Senior Notes due 2012, which are referred to as the "2012 exchange notes," for up to $250,000,000 of our existing 6.25% Senior Notes due 2012, which are referred to as the "2012 restricted notes." The 2007 exchange notes and the 2012 exchange notes are referred to collectively as the "exchange notes" and the 2007 restricted notes and the 2012 restricted notes are referred to collectively as the "restricted notes." The terms of each series of exchange notes are identical to the terms of the corresponding series of restricted notes, except that the exchange notes have been registered under the Securities Act and the transfer restrictions and registration rights relating to the restricted notes do not apply to the exchange notes.

     To exchange your restricted notes for exchange notes:

     o you are required to make the representations described on page 25 to us and

     o you must complete and send, or otherwise be bound by, the letter of transmittal that accompanies this prospectus to the exchange agent, State Street Bank and Trust Company, by 5:00 p.m., New York City time, on _________, 2002

     You should read the section called "The Exchange Offer" for further information on how to exchange your restricted notes for exchange notes

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for restricted notes where such restricted notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE EXCHANGE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               , 2002

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Principal Executive Offices ................................................  ii
Where You Can Find More Information ........................................  ii
Information Concerning Forward-Looking Statements .......................... iii
Summary ....................................................................   1
The Company ................................................................   4
Use of Proceeds ............................................................   7
Capitalization .............................................................   7
Selected Financial Data ....................................................   8
Description of Notes .......................................................  10
The Exchange Offer .........................................................  19
Material United States Tax Consequences of the Exchange Offer ..............  25
Plan of Distribution .......................................................  26
Legal Matters ..............................................................  26
Experts ....................................................................  26

     UNLESS OTHERWISE NOTED, REFERENCES IN THIS PROSPECTUS TO "WE," "US," "OUR" AND "MMC" ARE TO MARSH & MCLENNAN COMPANIES, INC. AND ITS SUBSIDIARIES.

                           PRINCIPAL EXECUTIVE OFFICES

     MMC's principal executive offices are located at 1166 Avenue of the Americas, New York, New York 10036-2774 and the telephone number is 212-345-5000.

                       WHERE YOU CAN FIND MORE INFORMATION

     MMC files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MMC. MMC's common stock is listed and traded on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005, the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605 and at the offices of the PE, 115 Sansome Street, 2nd Floor, San Francisco, California 94104. Our website is located at http://www.mmc.com. This text is not an active link and our website and the information contained on that site, or connected to that site, are not incorporated into this prospectus. Copies of documents that we file with the SEC will be available free of charge so long as any notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require at the specified office of The Bank of New York (Luxembourg) S.A., our paying agent in Luxembourg.

     MMC is incorporating by reference certain information into this prospectus. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. MMC incorporates by reference the following document which has been filed with the
SEC:

     o    Annual Report on Form 10-K for the year ended December 31, 2001.

     MMC incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the registration statement of which this prospectus is a part is withdrawn or otherwise no longer effective.

     MMC will provide, without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, including exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number: 212-345-5475). If and for so long as the notes are listed on the Luxembourg Stock Exchange, all documents incorporated by reference will be available free of charge during normal business hours at the specified office of the listing agent in Luxembourg.

     TO OBTAIN TIMELY DELIVERY IN CONNECTION WITH THE EXCHANGE OFFER, YOU MUST REQUEST THE INFORMATION NO LATER THAN _____________, 2002, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER IF THE EXCHANGE OFFER IS EXTENDED.

     We have filed with the SEC under the Securities Act and the rules and regulations thereunder a registration statement on Form S-4 with respect to the exchange notes. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

                INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

     MMC and its subsidiaries and their representatives may from time to time make verbal or written statements (including certain statements contained in this prospectus and MMC's financial statements and other documents incorporated herein by reference) relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, discussions concerning revenues, expenses, earnings, cash flow, capital structure, financial losses and expected insurance recoveries resulting from the September 11, 2001 attack on the World Trade Center in New York City, as well as market and industry conditions, premium rates, financial markets, interest rates, foreign exchange rates, contingencies and matters relating to MMC's operations and income taxes. Such forward-looking statements are based on available current market and industry materials, experts' reports and opinions and long-term trends, as well as management's expectations concerning future events impacting MMC. Forward-looking statements by their very nature involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements contained or incorporated or referred to herein include, in the case of MMC's risk and insurance services and consulting businesses, the amount of actual insurance recoveries and financial loss from the September 11 attack on the World Trade Center or other adverse consequences from that incident. Other factors that should be considered in the case of MMC's risk and insurance service business are changes in competitive conditions, movements in premium rate levels, difficulty transferring commercial risk, and other changes in the global property and casualty insurance markets, the impact of terrorist attacks, natural catastrophes and mergers between client organizations, including insurance and reinsurance companies. Factors to be considered in the case of MMC's investment management business include changes in worldwide and national equity and fixed income markets, actual and relative investment performance, the level of sales and redemptions and the ability to maintain investment management and administrative fees at appropriate levels; and with respect to all of MMC's activities, changes in general worldwide and national economic conditions, changes in the value of investments made in individual companies and investment funds, fluctuations in foreign currencies, actions of competitors or regulators, changes in interest rates or in the ability to access financial markets, developments relating to claims, lawsuits and contingencies, prospective and retrospective changes in the tax or accounting treatment of MMC's operations and the impact of tax and other legislation and regulation in the jurisdictions in which MMC operates. A description of certain of these factors is included in the information incorporated herein by reference.

                                     SUMMARY

     THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT MMC AND THIS EXCHANGE OFFER. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU IN MAKING YOUR INVESTMENT DECISION. MORE DETAILED INFORMATION APPEARS ELSEWHERE IN THIS PROSPECTUS. THE "THE EXCHANGE OFFER" AND "DESCRIPTION OF NOTES" SECTIONS OF THIS PROSPECTUS CONTAIN MORE DETAILED INFORMATION REGARDING THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER AND THE EXCHANGE NOTES. IN ADDITION, YOU SHOULD READ ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS ENTIRE PROSPECTUS CAREFULLY.

                               THE EXCHANGE OFFER

SECURITIES OFFERED ...................... We are offering up to $500,000,000 aggregate principal amount of 2007
                                          exchange notes and up to $250,000,000
                                          aggregate principal amount of 2012
                                          exchange notes, which have been
                                          registered under the Securities Act.

THE EXCHANGE OFFER ...................... We are offering to issue the 2007 exchange notes in exchange for a like
                                          principal amount of your 2007
                                          restricted notes. We are offering to
                                          issue the 2012 exchange notes in
                                          exchange for a like principal amount
                                          of your 2012 restricted notes. We are
                                          offering to issue the exchange notes
                                          to satisfy our obligations contained
                                          in the registration rights agreement
                                          entered into when the restricted notes
                                          were sold in transactions permitted by
                                          Rule 144A and Regulation S under the
                                          Securities Act and therefore not
                                          registered with the SEC. For
                                          procedures for tendering, see "The
                                          Exchange Offer."

TENDERS, EXPIRATION DATE, WITHDRAWAL .... The exchange offer will expire at 5:00
                                          p.m., New York City time, on         ,
                                          2002, unless it is extended. If you
                                          decide to exchange your restricted
                                          notes for exchange notes, you must
                                          acknowledge that you are not engaging
                                          in, and do not intend to engage in, a
                                          distribution of the exchange notes. If
                                          you decide to tender any of your
                                          restricted notes in the exchange
                                          offer, you may withdraw them at any
                                          time prior to              , 2002.
                                          If we decide for any reason not to
                                          accept any restricted notes for
                                          exchange, your restricted notes will
                                          be returned to you, without expense to
                                          you, promptly after the exchange offer
                                          expires.

FEDERAL INCOME TAX CONSEQUENCES ......... Your exchange of restricted notes for exchange notes in the exchange offer
                                          will not result in any income, gain or
                                          loss to you for Federal income tax
                                          purposes. See "Material United States
                                          Federal Income Tax Consequences of the
                                          Exchange Offer."

USE OF PROCEEDS ......................... We will not receive any proceeds from the issuance of the exchange notes in
                                          the exchange offer.

EXCHANGE AGENT .......................... State Street Bank and Trust Company is
                                          the exchange agent for the exchange
                                          offer.

CONSEQUENCES OF FAILURE TO TENDER
YOUR RESTRICTED SECURITIES .............. If you fail to tender your restricted notes in the exchange offer, you will
                                          not have any further rights under the
                                          registration rights agreement,
                                          including any right to require us to
                                          register your restricted notes or to
                                          pay you additional interest.

YOU WILL BE ABLE TO RESELL THE EXCHANGE NOTES WITHOUT REGISTERING THEM WITH THE SEC IF YOU MEET THE REQUIREMENTS DESCRIBED BELOW.

     Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that exchange notes issued in exchange for restricted notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the exchange notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

     o you are not one of our "affiliates," which is defined in Rule 405 of the Securities Act;

     o you acquire the exchange notes in the ordinary course of your business;

     o you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     o you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

     If you are an affiliate of MMC, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of exchange notes acquired in the exchange offer, you

     o should not rely on our interpretations of the position of the SEC's staff and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive exchange notes for your own account in the exchange offer:

     o you must represent that you do not have any arrangement with us or any of our affiliates to distribute the exchange notes;

     o you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

     o you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for restricted notes acquired by you as a result of market-making or other trading activities.

     For a period of one year after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

                    SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

     The terms of each series of exchange notes are identical to the terms of the corresponding series of restricted notes, except that the exchange notes have been registered under the Securities Act and the transfer restrictions and registration rights relating to the restricted notes do not apply to the exchange notes.

MATURITY ................. The 2007 exchange notes will mature on March 15, 2007 and the 2012 exchange notes will mature on March 15, 2012.

INTEREST PAYMENT DATES ... Payable semi-annually on March 15 and September 15, commencing September 15, 2002.

RANKING .................. The exchange notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. Because we are a holding company that conducts all of our operations through our subsidiaries, holders of the exchange notes will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. On a pro forma basis as of December 31, 2001, after giving effect to the offering of the restricted notes, we would have had $2,347 million of other outstanding senior indebtedness, of which $200 million would have been secured indebtedness, not including the debt of our subsidiaries. Also on a pro forma basis as of December 31, 2001 after giving effect to the offering of the restricted notes, debt of our subsidiaries, to which the notes are structurally subordinated, was approximately $312 million.

CERTAIN COVENANTS ........ The terms of the exchange notes prohibit us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any indebtedness secured by any lien on the voting stock of Marsh Inc., Putnam Investments, LLC or Mercer Consulting Group, Inc., which are referred to each as a "significant subsidiary", unless the exchange notes (and, if we so elect, any other indebtedness of MMC that is not subordinate to the exchange notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) shall be secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured.

USE OF PROCEEDS .......... We will not receive any proceeds from the exchange of exchange notes for restricted notes.

                                   THE COMPANY

     THE FOLLOWING SUMMARY OF MMC'S BUSINESS IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

     Marsh & McLennan Companies, Inc., a professional services organization with origins dating from 1871 in the United States, is a holding company which, through its subsidiaries and affiliates, provides clients with analysis, advice and transactional capabilities in the fields of risk and insurance services, investment management and consulting.

RISK AND INSURANCE SERVICES

     MMC's risk and insurance services are provided by its subsidiaries and their affiliates as broker, agent or consultant for insureds, insurance underwriters and other brokers on a worldwide basis. These services are provided by Marsh Inc., which delivers risk and insurance services and solutions to clients through its various subsidiaries and affiliates. Risk management, insurance broking and program management services are provided for businesses, public entities, associations, professional service organizations and private clients under the Marsh name. MMC Enterprise Risk provides advanced risk consulting services and transactional solutions on enterprise-wide issues, principally for large, complex organizations. Reinsurance broking, catastrophe and financial modeling services and related advisory functions are conducted for insurance and reinsurance companies, principally under the Guy Carpenter name. Wholesale broking and underwriting management services are performed for a wide range of clients under various names. In addition, MMC Capital provides services principally in connection with originating, structuring and managing insurance, financial services and other industry-focused investments.

     Marsh serves clients with risk and insurance services in more than 100 countries in all major regions of the world where insurance business is done. These clients are engaged in essentially all of the major areas of manufacturing and services found in the world economy. Business clients range from major worldwide corporations to mid-size and small businesses and professional service organizations. Marsh's clientele also includes government agencies, high-net-worth individuals, and consumers served through affinity groups and employer-based programs.

     The services provided include the identification, analysis, estimation, mitigation, financing and transfer of risks that arise from client operations. These risks relate to damage to property, various liability exposures, and other factors that could result in financial loss, including large and complex risks that require access to world insurance and financial markets. The risks addressed by Marsh's operating units go beyond traditional property-liability areas to include a widening range of exposures. Major examples of these risks include employment practices liability, the launch and operation of rockets and spacecraft, the development and operation of technology resources (such as computers, communications networks and websites), the theft or loss of intellectual property, copyright infringement, the remediation of environmental pollution, merger and acquisition issues, the interruption of revenue streams derived from leasing and credit operations, political risks and various other financial, strategic and operating exposures.

     To deal with client risks, Marsh's subsidiaries provide a broad spectrum of services requiring expertise in multiple disciplines: risk identification, estimation and mitigation; conducting negotiations and placement transactions with the worldwide insurance and capital markets; gaining knowledge of specific insurance product lines and technical aspects of client operations, industries and fields of business; actuarial analysis; and understanding the regulatory and legal environments of various countries.

     Once client risks are identified, Marsh provides advice on addressing the exposures. This includes structuring programs for retaining, mitigating, financing, and transferring the risks in combinations that vary according to the risk profiles, requirements and preferences of clients. Specific professional functions provided in this process include loss-control services, the placement of client risks with the worldwide insurance and capital markets (risk transfer), the development of alternative risk financing methods, establishment and management of specialized insurance companies owned by clients ("captive insurance companies"); claims collection, injury management, and other insurance and risk related services.

     Marsh operates through offices in various countries around the world. Correspondent relationships are maintained with unaffiliated firms in certain countries.

     The provision of reinsurance services to insurance and reinsurance companies and other risk assumption entities by Guy Carpenter and its subsidiaries and affiliates primarily involves acting as a broker or intermediary on all classes of reinsurance. Its offices are principally in North and South America, Europe and Asia Pacific. The predominant lines addressed are property and casualty. In addition, Guy Carpenter's reinsurance activities include specialty lines such as professional liability, medical malpractice, accident, life and health. Services include providing advice, placing coverages with reinsurance markets, arranging risk-transfer financing with capital markets, and furnishing related services such as actuarial, financial and regulatory consulting, portfolio analysis, catastrophe modeling and claims services. An insurance or reinsurance company may seek reinsurance or other risk-transfer financing on all or a portion of the risks it insures.

     As part of the acquisition of Sedgwick Group plc in 1998, MMC acquired several insurance companies that were in run-off. MMC disposed of each of these companies in 2001.

     MMC Capital, Inc., MMCAP, is a private equity investment firm that manages fund families focused on distinct industry sectors. It is an advisor to The Trident Partnership L.P., a private investment partnership formed in 1993 with capital commitments of $660 million, and Trident II, L.P. formed in 1999 with $1.4 billion in capital commitments for investments in insurance, financial services and related industries. MMCAP also is the advisor to two funds with aggregate capital commitments of $330 million for investments in technology companies and to a fund with capital commitments of $75 million for investments in communications and information companies. Investors in these funds include MMCAP's corporate parent and other investors. In response to client needs, MMC Capital helped develop an additional source of insurance and reinsurance capacity after the September 11th terrorist attacks through the formation of AXIS Specialty Limited. AXIS had an initial capitalization of $1.6 billion, including investments by Trident II and MMC, and began underwriting in Bermuda during the fourth quarter of 2001.

     MMCAP and its predecessor operations were instrumental in the formation of several substantial insurance and reinsurance entities, including ACE Ltd. and XL Capital Ltd. MMCAP advises its immediate parent company, Marsh & McLennan Risk Capital Holdings, Ltd., regarding the latter's ownership holdings in certain insurance and reinsurance entities and funds, primarily ones initiated by MMCAP.

INVESTMENT MANAGEMENT

     Investment management and related services are provided by Putnam Investments, LLC and its subsidiaries. Putnam has been engaged in the investment management business since 1937, with its principal offices in Boston, Massachusetts. Putnam also has offices in London and Tokyo. Putnam provides individual and institutional investors with a broad range of equity and fixed income investment products and services designed to meet varying investment objectives and which afford its clients the opportunity to allocate their investment resources among various investment products as changing worldwide economic and market conditions warrant.

     Putnam's investment management services, which are performed principally in the United States, include securities investment advisory and management services consisting of investment research and management, and accounting and related services for a group of publicly-held investment companies. As of December 31, 2001, there were 123 such funds, referred to as Putnam Funds, registered under the Investment Company Act of 1940, including 14 closed-end investment companies whose shares are traded on various major domestic stock exchanges. A number of the open-end funds serve as funding vehicles for variable insurance contracts. Investment management services are also provided on a separately managed or commingled basis to corporate profit-sharing and pension funds, state and other governmental and public employee retirement funds, university endowment funds, charitable foundations, collective investment vehicles, both U.S. and non-U.S., and other domestic and foreign institutional accounts.

     Putnam has a minority interest in Thomas H. Lee Partners, THL, a private equity investment firm. In addition, Putnam and THL formed a joint venture entity, TH Lee, Putnam Capital of which Putnam owns a 25% interest. THL and TH Lee, Putnam Capital offer private equity and alternative investment funds for institutional and high-net-worth investors.

     Putnam's revenue is derived primarily from investment management and 12b-1 fees received from the Putnam Funds and investment management fees for institutional accounts. Investment advisory revenues depend largely on the total value and composition of assets under management. Assets under management and revenue levels are particularly affected by fluctuations in domestic and international stock and bond market prices, the composition of assets under management and by the level of investments and withdrawals for current and new fund shareholders and clients. U.S. equity markets declined in 2001 for the second consecutive year, after several years of substantial growth. This decline contributed to the reduction in assets under management and, accordingly, to a reduction in revenue. Items affecting revenue also include, but are not limited to, investment performance, service to clients, the development and marketing of new investment products, the relative attractiveness of the investment style under prevailing market conditions, changes in the investment patterns of clients and equity earnings associated with management and performance related fees received by THL and return on investments in THL funds.

     Commissions to selling dealers are typically paid at the time of the purchase as a percentage of the amount invested. Essentially all Putnam Funds are available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions initially paid by Putnam to broker/dealers for distributing such funds can be recovered through charges and fees received over a number of years.

CONSULTING

     Through Mercer Consulting Group, Inc., subsidiaries and affiliates of MMC, separately and in collaboration, provide consulting and related services from locations around the world, primarily to business organizations, in the areas of human resources and employee benefit programs, including retirement, health care, and compensation, as well as communication and human resource strategy; investment consulting, general management consulting, which comprises strategy, operations and marketing; consulting on leadership, organizational change and organizational design; and economic consulting and expert testimony.

     William M. Mercer Companies, through its subsidiaries and affiliates, provides professional advice and services to corporate, government and institutional clients from offices in more than 40 countries and territories in North and South America, Europe, Asia, Australia and New Zealand. Consultants help organizations understand, develop, execute and measure human resource, employee benefit, compensation and other programs, policies and strategies.

     Through its investment consultants, the firm assists trustees of pension funds and others in the selection of investment managers and investment strategies. William M. Mercer also advises investment managers on product design and positioning. In certain locations outside of the United States, William M. Mercer advises individuals in the investment and disposition of lump sum retirement benefits and other retirement savings and offers a retirement trust service, incorporating plan administration, trustee services and investment manager selection. Mercer's Australian retirement trust is responsible for $1.75 billion of retirement plan assets, representing the interests of about 50,000 participants. Globally, Mercer's benefits administration practice serves approximately 3,800 plans with about 3.8 million participants. In the U.S., Mercer also operates an NASD registered broker dealer in connection with its investment consulting business to assist investment consulting clients in asset transitions when a new investment manager is selected.

     Mercer Management Consulting provides advice and assistance on issues of business strategy, primarily to large corporations in North America, Europe and Asia. Consultants help clients anticipate and realize future sources of value growth based on insights into rapidly changing customer priorities, economics and environments. Mercer Management Consulting also assists its clients in the implementation of their strategies.

     Mercer Delta Consulting, with offices in North America, Canada and Europe, works with senior executives and CEOs of major corporations and other institutions on organizational design and the leadership of organizational change.

     National Economic Research Associates, NERA, a firm of consulting economists, serves law firms, corporations, trade associations and governmental agencies, from offices in the United States, Europe, Asia and Australia. NERA provides research and analysis of economic and financial issues arising in competition, regulation, finance, public policy, litigation and management. NERA's auction practice advises clients on the structuring and operation of large scale auctions, such as telecommunications spectrum auctions. NERA also advises on transfer pricing.

                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. The exchange notes will be exchanged for restricted notes as described in this prospectus upon our receipt of restricted notes. We will cancel all of the restricted notes surrendered in exchange for the exchange notes.

     Our net proceeds (after deducting offering commissions and expenses) from the offering of the restricted notes were approximately $744.0 million. This reflects a deduction for the discount to the initial purchasers. We used those net proceeds for general corporate purposes, including repayment of certain commercial paper obligations.

                                 CAPITALIZATION

     Set forth below is the historical capitalization of MMC at December 31, 2001 and as adjusted to give effect to the offering of the restricted notes and the application of the net proceeds therefrom. You should read the information set forth below in conjunction with "Selected Financial Data," which appears elsewhere and is incorporated by reference in this prospectus, and our consolidated financial statements, including the notes thereto, which are incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                                            DECEMBER 31, 2001
                                                            ------------------
                                                            ACTUAL   AS ADJUSTED
                                                            -------  -----------
                                                               (UNAUDITED)
                                                              (IN MILLIONS)

Short-Term Debt .........................................   $   757    $   757
                                                            -------    -------
5.375% Senior Notes due 2007 ............................        --        500
6.25% Senior Notes due 2012 .............................        --        250
Other Long-Term Debt ....................................     2,334      1,590
                                                            -------    -------
  Total Long-Term Debt ..................................     2,334      2,340
                                                            -------    -------
Stockholders' Equity:
  Preferred Stock, $1 par value, authorized
    6,000,000 shares, none issued -- --
  Common Stock, $1 par value, authorized
    800,000,000 shares, issued 280,320,819 shares .......       280        280
  Additional Paid-in Capital ............................     1,901      1,901
  Retained Earnings .....................................     3,723      3,723
  Accumulated Other Comprehensive Loss ..................      (227)      (227)
                                                            -------    -------
                                                              5,677      5,677

Less--Treasury Shares, at cost, 5,994,048 shares ........      (504)      (504)
                                                            -------    -------
Total Stockholders' Equity ..............................     5,173      5,173
                                                            -------    -------
Total Capitalization ....................................   $ 8,264    $ 8,270
                                                            =======    =======

                             SELECTED FINANCIAL DATA

     In the table below, we are providing selected historical financial information of MMC. We derived this information from the consolidated financial statements of MMC for each of the periods presented. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                                                        YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------
                                                   2001           2000         1999(C)         1998          1997(F)
                                                 -------        -------        -------        -------        -------
                                                              (IN MILLIONS, EXCEPT PER SHARE FIGURES)
INCOME STATEMENT DATA
Revenue:
Risk and Insurance Services .................    $ 5,152(a)     $ 4,780(a)     $ 4,523(a)     $ 3,351(a)     $ 2,789(a)
Investment Management .......................      2,631          3,242          2,684          2,296          1,882
Consulting ..................................      2,160          2,135          1,950          1,543          1,338
                                                 -------        -------        -------        -------        -------
   Total Revenue ............................      9,943         10,157          9,157          7,190          6,009
                                                 -------        -------        -------        -------        -------
Expenses:
Compensation and Benefits ...................      4,877          4,941          4,574          3,561          3,044
Other Operating Expenses ....................      3,303          3,037          3,116          2,209          2,167
                                                 -------        -------        -------        -------        -------
   Total Expenses ...........................      8,180          7,978          7,690          5,770          5,211
                                                 -------        -------        -------        -------        -------
Operating Income ............................      1,763(b)       2,179          1,467(d)       1,420            798(g)
Interest Income .............................         23             23             21             25             24
Interest Expense ............................       (196)          (247)          (233)          (140)          (107)
                                                 -------        -------        -------        -------        -------
Income Before Income Taxes and
   Minority Interest ........................      1,590          1,955          1,255          1,305            715
Income Taxes ................................        599            753            524            509            281
Minority Interest ...........................         17             21              5             --             --
                                                 -------        -------        -------        -------        -------
Net Income ..................................    $   974        $ 1,181        $   726        $   796        $   434
                                                 -------        -------        -------        -------        -------
Basic Net Income Per Share Information:
Net Income Per Share ........................    $  3.54        $  4.35        $  2.76        $  3.11        $  1.77
Average Number of Shares Outstanding ........        275            272            263            256            245
Diluted Net Income Per Share Information:
Net Income Per Share ........................    $  3.39        $  4.10        $  2.62        $  2.98        $  1.73
Average Number of Shares Outstanding ........        286            284            272            264            251

BALANCE SHEET DATA
Period-end Financial Position:
Working Capital .............................    $  (146)       $  (480)       $(1,076)       $(1,657)(e)    $   224
Total Assets ................................    $13,293        $13,769        $13,174        $11,871        $ 7,912
Long-term Debt ..............................    $ 2,334        $ 2,347        $ 2,357        $ 1,590        $ 1,240
Stockholders' Equity ........................    $ 5,173        $ 5,228        $ 4,170        $ 3,659        $ 3,233
Total Shares Outstanding
   (Excluding Treasury Shares) ..............        274            276            267            257            255

OTHER DATA
Ratio of Earnings to Fixed Charges(h) .......       6.0x           6.3x           4.5x           6.4x           4.7x
EBITDA(i) ...................................    $ 2,306        $ 2,690        $ 1,919        $ 1,717        $ 1,021
Cash Flow Generated from/(Used for):
   Operations ...............................    $ 1,377        $ 1,364        $ 1,031        $ 1,154        $   415
   Financing Activities .....................    $  (536)       $(1,001)       $  (334)       $  (366)       $   399
   Investing Activities .....................    $  (533)       $  (530)       $  (876)       $  (608)       $  (676)
Capital Expenditures ........................    $   433        $   512        $   476        $   386        $   202
Depreciation of Fixed Assets and
   Capitalized Software .....................    $   325        $   305        $   275        $   190        $   149
Current Assets ..............................    $ 3,792        $ 3,639        $ 3,283        $ 3,245        $ 2,567
Dividends Paid Per Share ....................    $  2.06        $  1.90        $  1.70        $  1.46        $  1.26

----------
(a) Includes interest income on fiduciary funds ($165 million in 2001, $195 million in 2000, $167 million in 1999, $137 million in 1998 and $111 million in 1997).

(b)  Includes one-time items of $396 million.

(c)  Includes full year results for Sedgwick, which was acquired in November
     1998.

(d)  Includes a special charge of $337 million.

(e) Includes $2.2 billion of commercial paper borrowings made to initially finance the acquisition of Sedgwick.

(f) Includes the operating results of Johnson & Higgins, an insurance broking and consulting service firm, acquired in March 1997 and CECAR, a French insurance services firm.

(g)  Includes a special charge of $224 million.

(h) The ratio of earnings to fixed charges is computed by dividing (a) earnings before taxes plus fixed charges by (b) fixed charges. Fixed charges consist of interest expense and the estimated portion of rental expense deemed by us to be representative of an appropriate interest factor of rental payments under operating leases.

(i) "EBITDA" is defined as operating income plus depreciation of fixed assets and capitalized software, amortization of intangible assets and interest income. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America, but because we believe it is a widely accepted indicator of our ability to incur and service debt. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented in this prospectus may not be comparable to similarly titled measures reported by other companies.

                              DESCRIPTION OF NOTES

     The notes are senior debt issued under an indenture dated March 19, 2002, between Marsh & McLennan Companies, Inc. and State Street Bank and Trust Company, as trustee. The 2007 exchange notes will be treated as a single class with the 2007 restricted notes and the 2012 exchange notes will be treated as a single class with the 2012 restricted notes under the indenture. The 2007 notes and the 2012 notes are each a separate series of notes under the indenture. We may in the future issue additional series of notes under the indenture. The terms of each series of exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 and are identical to the terms of the corresponding series of restricted notes, except that the transfer restrictions and registration rights relating to the restricted notes do not apply to the exchange notes.

     The following is a summary of the material provisions of the indenture but does not restate the indenture in its entirety. The indenture should be read in conjunction with this prospectus. A copy of the indenture is available upon request from MMC or at the offices of the Luxembourg Paying Agent in Luxembourg. As used in this "Description of Notes" section, "we," "us," "our" and "MMC" mean Marsh & McLennan Companies, Inc. and do not include its subsidiaries.

GENERAL

     The 2007 notes are initially $500 million in aggregate principal amount and the 2012 notes are initially $250 million in aggregate principal amount. The notes will bear interest at the applicable annual rate stated on the cover page of this prospectus. The exchange notes are being issued and exchanged for restricted notes evidencing the same debt and benefits under the indenture as the restricted notes surrendered. You will not receive any interest in respect of the restricted notes in connection with this exchange offer. Rather, any interest accrued in respect of any restricted note will be payable at the next interest payment date in respect of the related exchange note. Interest will be payable semi-annually on March 15 and September 15 of each year, beginning September 15, 2002. Interest on the notes will accrue from March 19, 2002, or from the most recent date to which interest has been paid or provided for. Interest on the notes will be paid to holders of record on the March 1 or September 1 immediately before the applicable interest payment date. Interest is computed on the basis of a 360-day year of twelve 30-day months. Interest and principal will be payable in U.S. dollars at the agency of the trustee's New York corporate trust office, which is located at 61 Broadway, New York, New York 10006. The 2007 notes will mature on March 15, 2007 and the 2012 notes will mature on March 15, 2012. The notes will not be redeemable prior to maturity and there will be no sinking fund payments for the notes.

     We may from time to time, without notice to or the consent of the holders of the notes, create and issue further 2007 notes or 2012 notes ranking equally and ratably with the notes of that series in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes, so that such further notes shall be consolidated and form a single series with the notes of that series and shall have the same terms as to status or otherwise as the notes of that series.

     If by September 13, 2002, MMC has not consummated a registered exchange offer for the restricted notes or caused a shelf registration statement with respect to resales of the restricted notes to be declared effective, the annual interest rate on the restricted notes will increase by 0.5% until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See "--Registration Rights."

     The restricted notes are and the exchange notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 principal amount and integral multiples of $1,000. See "--Book-Entry, Delivery and Form." No service charge will be made for any transfer or exchange of notes, but MMC may require payment of a sum sufficient to cover any tax or other governmental charge payable associated with the exchange or transfer.

     MMC has applied to list the notes on the Luxembourg Stock Exchange in accordance with its rules. We have appointed The Bank of New York (Luxembourg) S.A. as paying agent and transfer agent in Luxembourg with respect to the notes. As long as the notes are listed on the Luxembourg Stock Exchange, and the rules of that exchange so require, we will maintain a paying agent and transfer agent in Luxembourg.

RANKING

     The notes are our senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. Because we are a holding company that conducts all of our operations through our subsidiaries, holders of the notes will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. On a pro forma basis as of December 31, 2001, after giving effect to the offering of the restricted notes, we would have had $2,347 million of other outstanding senior indebtedness, of which $200 million would have been secured indebtedness, not including the debt of our subsidiaries. Also on a pro forma basis as of December 31, 2001 after giving effect to the offering of the restricted notes, debt of our subsidiaries, to which the notes are structurally subordinated, was approximately $312 million.

COVENANTS

     LIMITATION ON LIENS ON STOCK OF OUR SIGNIFICANT SUBSIDIARIES. The indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any indebtedness secured by any lien on the voting stock of Marsh Inc., Putnam Investments, LLC or Mercer Consulting Group, Inc., which are referred to each as a "significant subsidiary," unless the notes (and, if we so elect, any other indebtedness of MMC that is not subordinate to the notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) shall be secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured.

     "Indebtedness" is defined as the principal of and any premium and interest due on indebtedness of a person, whether outstanding on the original date of issuance of the notes or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, "indebtedness for money borrowed" means (1) any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any such obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (PROVIDED, HOWEVER, that the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (3) any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party. For purposes of this covenant only, indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency exchange hedge or similar instrument or agreement.

     CONSOLIDATION, MERGER AND SALE OF ASSETS. We may, without the consent of the holders of the notes, consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person or may permit any person to consolidate with or merge into us, PROVIDED that any successor person must be a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and must assume our obligations on the notes and under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default shall have happened and be continuing and that certain other conditions are met.

EVENTS OF DEFAULT

     The following are events of default under the indenture with respect to the notes:

     o we fail to pay interest on the notes when due and continuing for 60 days and the time for payment has not been properly extended or deferred;

     o    we fail to pay the principal of the notes when due;

     o we fail to observe or perform any other covenant contained in the notes or the indenture and such failure continues for 90 days after we receive notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of either series; and

     o    events of bankruptcy or insolvency, whether voluntary or not.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of either series may declare each note of that series due and payable immediately.

     The holders of a majority in principal amount of the outstanding notes of either series may waive any default or event of default with respect to the notes of that series and its consequences, except defaults or events of default regarding payment of principal or interest. A waiver will eliminate the default.

     If an event of default with respect to either series occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture, unless the holders of the notes of that series have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of either series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, PROVIDED that:

     o    it is not in conflict with any law or the indenture;

     o the trustee may take any other action deemed proper by it which is not inconsistent with directions from the holders of the notes of that series; and

     o unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders of the notes of that series not involved in the proceeding.

     A holder of notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies, if:

     o the holder has given written notice to the trustee of a continuing event of default;

     o the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request;

     o such holders have offered reasonable indemnity to the trustee to institute proceedings as trustee; and

     o the trustee does not institute a proceeding, and does not receive conflicting directions within 60 days.

     These limitations do not apply to a suit brought by a holder of notes to enforce payment of its notes if MMC defaults in the payment of the principal of, or interest on, the notes.

     MMC will periodically file statements with the trustee regarding its compliance with the covenants in the indenture.

     MODIFICATION OF INDENTURE; WAIVER

     MMC and the trustee may change the indenture without the consent of any holders to:

     o    fix any ambiguity, defect or inconsistency in the indenture; and

     o change anything that does not materially adversely affect the interests of any holder of notes.

     In addition, the rights of holders of notes may be changed by MMC and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding notes of each affected series. However, the following changes may only be made with the consent of each affected holder:

     o    extending the fixed maturity;

     o    reducing the principal amount or any premium;

     o    reducing the rate of or extending the time of payment of interest; or

     o reducing the percentage of notes referred to above, the holders of which are required to consent to any amendment.

NOTICES

     For so long as either series of notes is listed on the Luxembourg Stock Exchange and the rules of the exchange so require, we will publish notices to the holders of the notes of that series in a leading newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT) or, if such publication is not practicable, in another leading daily newspaper with general circulation in Europe. Any publication notice will be deemed to have been given on the first date on which publication is made. For so long as either series of notes is listed on the Luxembourg Stock Exchange, we will provide a copy of all notices relating to the notes of that series to the Luxembourg Stock Exchange.

ADDITIONAL MECHANICS

     BOOK-ENTRY, DELIVERY AND FORM. We issued the restricted notes sold pursuant to Rule 144A or Regulation S in the form of one or more fully registered global notes, which we refer to each as a "global restricted note," were deposited with the trustee, as custodian for, and registered in the name of, the depositary's nominee. Beneficial interests in the global restricted notes are represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary. The exchange notes will be issued in fully registered form without interest coupons, and will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons, which we refer to as a "global exchange note," and together with the global restricted notes, the "global notes," and will be deposited with the trustee as custodian for, and registered in the name of, the depositary's nominee.

     Investors may elect to hold interests in the global notes through the depositary, Clearstream Banking, Societe Anonyme, which we refer to as "Clearstream Luxembourg," or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear," if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC has advised us that it is a limited purpose trust company organized under the New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations, some of whom, or their representatives, own DTC. Access to the book-entry system of DTC is also available to others, such as banks, brokers, dealers and trust companies, which clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream Luxembourg holds securities for its customers, which we refer to as "Clearstream Luxembourg Customers," and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream Luxembourg provides to Clearstream Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships. As a bank, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream Luxembourg's customers within the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Customer.

     Distributions with respect to the notes held through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

     Euroclear advises that it was created in 1968 to hold securities for its participants, which we refer to as "Euroclear Participants," and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the "Euroclear Operator." All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries, including the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law, which we refer to collectively as the "Terms and Conditions." The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

     Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

     The Euroclear Operator advises that under Belgian law investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants will have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator's records, all Euroclear Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

     DTC has advised that pursuant to procedures established by it (1) upon the issuance by us of the notes, DTC credited the accounts of participants designated by the initial purchasers with the principal amount of the notes purchased by the initial purchasers and (2) ownership of beneficial interests in the notes was shown on, and the transfer of that ownership was effected only through, records maintained by DTC with respect to its participants' interests, the participants and the indirect participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the global notes is limited to such extent.

     So long as a nominee of DTC is the registered owner of the global notes, such nominee will be considered the sole owner or holder of the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture.

     Neither we, the trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Payments of principal of, and interest on, the global notes registered in the name of DTC's nominee will be made by us, through the paying agent, to DTC's nominee as the registered owner of the global notes. Under the terms of the indenture, we and the trustee will treat the persons in whose names the global notes are registered as the owners of such notes for the purpose of receiving payments of principal of, and interest on, such notes, receiving notices with respect to such notes and for all other purposes whatsoever. Therefore, neither the trustee nor any paying agent has any direct responsibility or liability for the payment of principal of, or interest on, the notes to owners of beneficial interests in the global notes. DTC has advised the trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global notes as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices, and will be the responsibility of such participants or indirect participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depositary with respect to either series of notes and a successor depositary is not appointed by us within 90 days, we will issue the notes of that series in definitive form in exchange for the global notes. In addition, we may at any time determine not to have the notes of either series represented by global notes and, in such event, will issue the notes of that series in definitive form in exchange for the global notes of that series. In either instance, an owner of a beneficial interest in the global notes will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. The notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

     The trustee may require notes surrendered for exchange or transfer to be accompanied by satisfactory instruments of transfer. If at any time the notes of either series are issued in definitive form, interest will be paid by check mailed on or before the interest payment date, by first class mail, to the holders thereof, unless we determine otherwise. We will notify the holders as to any alternative method of payment we elect. Payments of principal of definitive notes will be made against surrender of the notes at the principal office in the United States of the trustee, as paying agent and at the offices of the Luxembourg Paying Agent in Luxembourg.

     Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and DTC.

     RULE 144A AND REGULATION S NOTES. Restricted notes issued in reliance on Rule 144A under the Securities Act and notes issued under Regulations S under the Securities Act are initially represented by one or more global restricted notes, in definitive, fully registered form without interest coupons and have been deposited with DTC. Global restricted notes issued in reliance on Rule 144A (and any notes issued in exchange therefor), as well as temporary Regulation S global restricted notes, including beneficial interests in these global restricted notes, are subject to certain restrictions on transfer set forth therein and in the indenture and bear a legend regarding such restrictions.

     Restricted notes issued in reliance on Regulation S were initially represented by one or more temporary global restricted notes, in fully registered form without interest coupons registered in the name of a nominee of

Euroclear or Clearstream Luxembourg or both and deposited with DTC for the accounts of Euroclear and Clearstream Luxembourg. When the distribution compliance period (as defined below) terminates and the trustee receives written certification (in the form provided in the indenture) from Euroclear or Clearstream Luxembourg, as the case may be, and Euroclear or Clearstream Luxembourg receives written certification (in the form provided in the indenture) from beneficial owners of the temporary global restricted notes issued in reliance on Regulation S that the note or notes with respect to which such certifications are made are not owned by or for persons who are U.S. persons or for purposes of resale directly or indirectly to a U.S. person or to a person within the United States or its possessions, the trustee will exchange the portion of the temporary Regulation S global restricted notes covered by such certifications for interests in the Regulation S global restricted notes.

     Until the 40th day after the latest of the commencement of the offering of the restricted notes and the original date of issuance of the restricted notes (such period, the "distribution compliance period"), beneficial interests in the temporary global notes issued in reliance on Regulation S were to be held only through Euroclear or Clearstream Luxembourg, unless delivery is made through the global restricted notes in accordance with the certification requirements described below. After the distribution compliance period, an appropriate certification will be required in order to transfer beneficial interests in the temporary global restricted notes issued in reliance on Regulation S but these transfer certifications will not be required in respect of the Regulation S global restricted notes.

     The exchange notes will be issued in fully registered form without interest coupons, and will be represented by one or more permanent global exchange notes in definitive, fully registered form without interest coupons, and will be deposited with the trustee as custodian for, and registered in the name of, the depositary's nominee.

     GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     The initial settlement for the restricted notes was made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using its Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg Customers and Euroclear Participants will occur in the ordinary way in accordance with applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Luxembourg Customers or Euroclear Participants, on the other hand, will be effected in DTC in accordance with its rules on behalf of the relevant European international clearing system. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Luxembourg Customers and Euroclear Participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of interests in the notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits or any transactions involving interests in the notes settled during this processing will be reported to the relevant Clearstream Luxembourg Customers or Euroclear Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of interests in the notes by or through a Clearstream Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

INFORMATION CONCERNING THE TRUSTEE

     The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indenture. After the occurrence and during the continuation of an event of default, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indenture at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

PAYMENT AND PAYING AGENTS

     We will pay interest on any notes to the person in whose name the notes are registered on the regular record date for interest.

     We will pay principal of, and interest on, the notes at the office of the paying agents designated by us, except that we may pay interest by check mailed to the holder. The corporate trust office of the agency of the trustee in the City of New York will be our paying agent for payments. We will be required to maintain a paying agent in each place of payment for the notes, and as long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, we will maintain a paying agent in Luxembourg. The Luxembourg Paying Agent currently is the Bank of New York (Luxembourg) S.A.

     All moneys we pay to a paying agent or the trustee for the payment of principal of, or interest on, a note which remains unclaimed at the end of two years will be repaid to us, and the holder of the note may then look only to us for payment.

REGISTRATION RIGHTS

     The restricted notes have not been registered under the Securities Act, and, therefore, may not be freely resold. Instead, any sale of restricted notes must comply with certain transfer restrictions. However, we have entered into a registration rights agreement dated March 19, 2002 with the initial purchasers in which we agreed to conduct a registered exchange offer (and this prospectus relates to that exchange offer).

     The following is a summary of certain material provisions of the registration rights agreement. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, including definitions of certain terms used in it. You may obtain a copy of the registration rights agreement by requesting one from us or, for so long as the notes are listed on the Luxembourg Stock Exchange, at the specified office of the paying agent in Luxembourg. In addition, the information set forth below concerning certain interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

     In the event that applicable interpretations of the staff of the Securities and Exchange Commission do not permit MMC to effect the exchange offer, the exchange offer is not for any other reason consummated by September 13, 2002, or under other specified circumstances, MMC will, at its cost, use reasonable best efforts to cause to become effective a shelf registration statement with respect to resales of the restricted notes. MMC will use its reasonable best efforts to keep such shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the original date of issuance of the restricted notes, or such shorter period that will terminate when all restricted notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. MMC will, in the event of such a shelf registration, provide to each holder of the restricted notes copies of the prospectus, notify each holder of the restricted notes when the shelf registration statement for the restricted notes has become effective and take certain other actions as are required to permit resales of the restricted notes under the shelf registration statement. A holder that sells its restricted notes pursuant to the shelf registration statement:

     o generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

     o will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     o will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including indemnification obligations).

     In the event that the exchange offer is not consummated and a shelf registration statement is not declared effective on or prior to September 13, 2002, the annual interest rate borne by the restricted notes will be increased by 0.5% over the rate shown on the cover page of this prospectus. Once the exchange offer is consummated or a shelf registration statement is declared effective, the annual interest rate borne by the restricted notes shall be changed to again be the rate shown on the cover page of this prospectus.

     Application has been made to list the exchange notes on the Luxembourg Stock Exchange. All notices regarding the exchange notes, the beginning of the exchange offer period and the result of the exchange offer will be published in a daily newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT).

     Copies of all documentation in connection with the exchange offer will be available and all actions necessary in connection with the exchange offer can be carried out during normal business hours on any business day at the office of the Luxembourg Agent for the exchange notes. We will advise the Luxembourg Stock Exchange when the exchange offer opens and closes and will provide the Luxembourg Stock Exchange with a supplementary listing memorandum providing the new code, deposit date, exchange amount and principal amount of notes and exchange notes outstanding.

APPLICABLE LAW

     The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

                               THE EXCHANGE OFFER

     We initially sold $750,000,000 aggregate principal amount of restricted notes on March 19, 2002 to J.P. Morgan Securities Inc., Salomon Smith Barney Inc., ABN AMRO Incorporated, Banc of America Securities LLC, Banc One Capital Markets, Inc., Credit Lyonnais Securities (USA) Inc., Deutsche Banc Alex. Brown Inc., Fleet Securities, Inc. and Scotia Capital (USA) Inc., collectively referred to as the "initial purchasers," pursuant to a purchase agreement dated March 12, 2002 among the initial purchasers and us. The initial purchasers subsequently resold the restricted notes only:

     o in the United States to "qualified institutional buyers," as defined in and in compliance with Rule 144A under the Securities Act of 1993, and

     o outside the United States in compliance with Regulation S under the Securities Act.

     In connection with the offering of the restricted notes, we and the initial purchasers entered into a registration rights agreement dated March 19, 2002, in which we agreed, among other things:

          (1) to file a registration statement relating to a registered exchange offer for the restricted notes with the SEC on or prior to the 90th day after the restricted notes were first issued;

          (2) to use our reasonable best efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than the 150th day after the restricted notes were first issued; and

          (3) to use our reasonable best efforts to complete the exchange offer no later than the 180th day after the restricted notes were first issued.

     In the event that applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, the exchange offer is not for any other reason consummated on or prior to September 13, 2002, or under other specified circumstances, we also agreed:

     o to use reasonable best efforts to file and cause to be declared effective a shelf registration statement relating to the offer and sale of restricted notes by the holders of restricted notes; and

     o to use reasonable best efforts to keep such shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) or until all restricted notes covered by the shelf registration statement have been sold or cease to be outstanding.

     The registration rights agreement provides, in the event the exchange offer is not consummated and a shelf registration statement is not declared effective on or prior to September 13, 2002, that the annual interest rate borne by the restricted notes will be increased by 0.5% over the rate shown on the cover page of this prospectus. Once the exchange offer is consummated or a shelf registration statement is declared effective, the annual interest rate borne by the restricted notes shall be changed to again be the rate shown on the cover page of this prospectus.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of restricted notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING RESTRICTED SECURITIES

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange restricted notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

     o When you tender to us restricted notes as provided below, our acceptance of the restricted notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

     o For each $1,000 principal amount of restricted notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of the corresponding series of exchange notes.

     o We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the restricted notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of restricted notes at their addresses listed in the trustee's security registers with respect to the restricted notes.

     o    The exchange offer expires at 5:00 p.m., New York City time, on      ,
          2002; PROVIDED, HOWEVER, that we, in our sole discretion, may extend the period of time for which the exchange offer is open with respect to either series of notes. The term "expiration date" means, with respect to either series of notes, 2002 or, if extended by us, the latest time and date to which the exchange offer is extended with respect to such series of notes.

     o As of the date of this prospectus, $500,000,000 in aggregate principal amount of the 2007 restricted notes and $250,000,000 in aggregate principal amount of the 2012 restricted notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of restricted notes being tendered.

     o Our obligation to accept restricted notes for exchange in the exchange offer is subject to the conditions that we describe in the section called "--Conditions to the Exchange Offer" below.

     o We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any restricted notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all restricted notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any restricted notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     o We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any restricted notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer" are not satisfied.

     o We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the applicable restricted notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

     o Holders of restricted notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     o We are not soliciting any proxies in connection with the exchange offer.

     o Restricted notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

     o We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     o By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See "--Resales of the Exchange Notes."

IMPORTANT RULES CONCERNING THE EXCHANGE OFFER

     You should note that:

     o All questions as to the validity, form, eligibility, time of receipt and acceptance of restricted notes tendered for exchange will be determined by MMC in its sole discretion, which determination shall be final and binding.

     o We reserve the absolute right to reject any and all tenders of any particular restricted notes not properly tendered or to not accept any particular restricted notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

     o We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular restricted notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender restricted notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of restricted notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

     o Our interpretation of the terms and conditions of the exchange offer as to any particular restricted notes either before or after the expiration date shall be final and binding on all parties.

     o Neither MMC, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of restricted notes for exchange, nor shall any of them incur any liability for failure to give any notification.

PROCEDURES FOR TENDERING RESTRICTED NOTES

WHAT TO SUBMIT AND HOW

     If you, as the registered holder of a restricted note, wish to tender restricted notes for exchange in the exchange offer, you must either transmit a properly completed and duly executed letter of transmittal to State Street Bank and Trust Company at the address set forth below under "Exchange Agent"or transmit an agent's message, as defined below, on or prior to the expiration date.

     In addition,

               (1) certificates for the tendered restricted notes must be received by the exchange agent along with the letter of transmittal, OR

               (2) a timely confirmation of a book-entry transfer of restricted notes, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below and an agent's message, must be received by the exchange agent prior to the expiration date, OR

               (3) you must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF RESTRICTED NOTES, LETTERS OF TRANSMITTAL AND NOTICES OF GUARANTEED DELIVERY IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR RESTRICTED NOTES SHOULD BE SENT TO MMC.

HOW TO SIGN YOUR LETTER OF TRANSMITTAL AND OTHER DOCUMENTS

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the restricted notes being surrendered for exchange are tendered:

               (1) by a registered holder of the restricted notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

               (2)  for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by one of the following eligible institutions:

     o a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or

     o a commercial bank or trust company having an office or correspondent in the United States.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of the restricted notes, the restricted notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the restricted notes and with the signature guaranteed.

     If the letter of transmittal or any restricted notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by MMC, proper evidence satisfactory to MMC of its authority to so act must be submitted.

ACCEPTANCE OF RESTRICTED NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all restricted notes properly tendered and will issue the exchange notes promptly after acceptance of the restricted notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

     In all cases, we will issue exchange notes in exchange for restricted notes that are accepted for exchange only after timely receipt by the exchange agent of:

     o certificates for restricted notes or a timely book-entry confirmation of transfer of restricted notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, AND

     o a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, as the case may be.

     If we do not accept any tendered restricted notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing restricted notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged restricted notes without expense to the tendering holder or, in the case of restricted notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged restricted notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the restricted notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of restricted notes by causing DTC to transfer restricted notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the restricted notes so tendered will only be made after timely confirmation of book-entry transfer of restricted notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering restricted notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

     If your restricted notes are held through DTC, you must complete a form called "instructions to registered holder and/or book-entry participant," which will instruct the DTC participant through which you hold your securities of your intention to tender your restricted notes or not tender your restricted notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal or a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder of restricted notes and you want to tender your restricted notes but your restricted notes are not immediately available, or time will not permit your restricted notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

               (1)  the tender is made through an eligible institution,

               (2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

                    o    the name and address of the holder of restricted notes

                    o    the amount of restricted notes tendered

                    o that the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered restricted notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

               (3) the certificates for all physically tendered restricted notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You can withdraw your tender of restricted notes at any time on or prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "--Exchange Agent." Any notice of withdrawal must specify:

     o the name of the person having tendered the restricted notes to be withdrawn,

     o    the restricted notes to be withdrawn,

     o    the principal amount of the restricted notes to be withdrawn,

     o if certificates for restricted notes have been delivered to the exchange agent, the name in which the restricted notes are registered, if different from that of the withdrawing holder,

     o if certificates for restricted notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution, and

     o if restricted notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn restricted notes and otherwise comply with the procedures of that facility.

     Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any restricted notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn restricted notes and wish to re-tender them, you may do so by following one of the procedures described under "--Procedures for Tendering Restricted Notes" above at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any restricted notes and may terminate or amend the exchange offer, if at any time before the acceptance of restricted notes for exchange or the exchange of the exchange notes for restricted notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

     In addition, we will not accept for exchange any restricted notes tendered, and no exchange notes will be issued in exchange for any restricted notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer or the qualification of the indenture under the Trust Indenture Act.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance regarding exchange procedure should be directed to the exchange agent, addressed as follows:

                                   Deliver To:

               State Street Bank and Trust Company, Exchange Agent
                              2 Avenue de Lafayette
                           Boston, Massachusetts 02111
                                Attn: Ralph Jones

                            FACSIMILE TRANSMISSIONS:
                                  617-662-1452

                             TO CONFIRM BY TELEPHONE
                               OR FOR INFORMATION:
                                  617-662-1548

     State Street Bank and Trust Company also serves as trustee under the indenture.

     DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS LISTED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

     Requests for additional copies of this prospectus or of the letter of transmittal and notices of guaranteed delivery should be directed to Georgeson Shareholder Communications Inc. at 212-440-9800. All other questions should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number: 212-345-5475).

     FEES AND EXPENSES

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $200,000.

TRANSFER TAXES

     Holders who tender their restricted notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that restricted notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

RESALE OF THE EXCHANGE NOTES

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the EXXON CAPITAL HOLDINGS CORPORATION letter, which was made available by the SEC on May 13, 1988, and the MORGAN STANLEY & CO. INCORPORATED letter, made available on June 5, 1991.

     However, any purchaser of restricted notes who is an "affiliate" of MMC or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

                    (1) will not be able to rely on the interpretation of the staff of the SEC,

                    (2) will not be able to tender its restricted notes in the exchange offer, and

                    (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

     By executing, or otherwise becoming bound by, the letter of transmittal each holder of the restricted notes will represent that:

                    (1)  it is not our "affiliate";

                    (2) any exchange notes to be received by it were acquired in the ordinary course of its business; and

                    (3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the "distribution," within the meaning of the Securities Act, of the exchange notes.

     In addition, in connection with any resales of exchange notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the SHEARMAN & STERLING no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the restricted notes, with the prospectus contained in the exchange offer registration statement. We have agreed that, for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes received by it in exchange for restricted notes.

          MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of restricted notes for exchange notes in the exchange offer will not result in any United States federal income tax consequences to holders because the exchange notes will not be considered to differ materially in kind or in extent from the restricted notes. When a holder exchanges a restricted note for an exchange note in the exchange offer, the holder will have the same adjusted basis and holding period in the exchange note as in the restricted note immediately before the exchange.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL, OR FOREIGN LAWS OF THE EXCHANGE OF RESTRICTED NOTES FOR EXCHANGE NOTES.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for restricted notes where restricted notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes received by it in exchange for restricted notes. In addition, until
         , 2002, all dealers effecting transactions in the exchange securities may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers.

     Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

     o    in the over-the-counter market

     o    in negotiated transactions

     o    through the writing of options on the exchange notes or

     o    in a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices.

     Any resale may be made

     o    directly to purchasers or

     o to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

     Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those exchange notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 365 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the notes and certain matters pertaining to the notes was passed upon for MMC by Davis Polk & Wardwell, New York, New York.

                                     EXPERTS

     The consolidated financial statements and related supplemental notes incorporated in this prospectus by reference from MMC's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Marsh & McLennan Companies, Inc. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VI, Section 1 of Marsh & McLennan Companies, Inc.'s bylaws provides for indemnification by Marsh & McLennan Companies, Inc. of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Marsh & McLennan Companies, Inc.'s certificate of incorporation provides for such limitation of liability.

     Marsh & McLennan Companies, Inc. maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to Marsh & McLennan Companies, Inc. with respect to payments which may be made by Marsh & McLennan Companies, Inc. to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

     The registration rights agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and officers of Marsh & McLennan Companies, Inc. by recipients of exchange notes against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.                           DOCUMENT

     1.1 Registration Rights Agreement dated as of March 19, 2002 between Marsh & McLennan Companies, Inc. and J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as representatives of the initial purchasers

     3.1*  Certificate of Incorporation

     3.2** Bylaws

     4.1 Indenture, dated as of March 19, 2002 between Marsh & McLennan Companies, Inc. and State Street Bank and Trust Company

     5.1   Opinion of Davis Polk & Wardwell with respect to the exchange notes

    12.1** Computation of Ratio of Earnings to Fixed Charges

    23.1   Consent of Davis Polk & Wardwell (contained in their opinion filed as
           Exhibit 5.1)

    23.2   Consent of Deloitte & Touche LLP

    24.1** Power of Attorney

EXHIBIT NO.                           DOCUMENT

    25.1 Statement of Eligibility of State Street Bank and Trust Company, as Trustee, on Form T-1.

    99.1   Form of Letter of Transmittal

    99.2   Form of Notice of Guaranteed Delivery

    99.3   Form of Letter to Nominees

    99.4   Form of Letter to Clients

    99.5 Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner


----------
* Filed with Marsh & McLennan Companies, Inc.'s Form 10-K for the year ended December 31, 1999.

** Filed with Marsh & McLennan Companies, Inc.'s Form 10-K for the year ended December 31, 2001.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b) or 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Marsh & McLennan Companies, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 3, 2002.

                                      MARSH & MCLENNAN COMPANIES, INC.

                                      By: /s/ Jeffrey W. Greenberg
                                      -----------------------------------------
                                      Name:  Jeffrey W. Greenberg
                                      Title: Chairman & Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                           TITLE                        DATE
         ---------                           -----                        ----

 /s/ Jeffrey W. Greenberg     Chairman & Chief Executive Officer     May 3, 2002
---------------------------   (Principal Executive Officer)
   Jeffrey W. Greenberg

  /s/ Sandra S. Wijnberg      Senior Vice President and Chief        May 3, 2002
---------------------------   Financial Officer (Principal
    Sandra S. Wijnberg        Financial Officer)

   /s/ Robert J. Rapport      Vice President and Controller
---------------------------   (Principal Accounting Officer)         May 3, 2002
     Robert J. Rapport

     Lewis W. Bernard*        Director                               May 3, 2002
---------------------------
     Lewis W. Bernard

   Mathis Cabiallavetta*      Director                               May 3, 2002
---------------------------
   Mathis Cabiallavetta

       Peter Coster*          Director                               May 3, 2002
---------------------------
       Peter Coster

     Charles A. Davis*        Director                               May 3, 2002
---------------------------
     Charles A. Davis

     Robert F. Erburu*        Director                               May 3, 2002
---------------------------
     Robert F. Erburu

       Oscar Fanjul*          Director                               May 3, 2002
---------------------------
       Oscar Fanjul

      Ray J. Groves*          Director                               May 3, 2002
---------------------------
      Ray J. Groves

    Stephen R. Hardis*        Director                               May 3, 2002
---------------------------
    Stephen R. Hardis

    Gwendolyn S. King*        Director                               May 3, 2002
------------------------
    Gwendolyn S. King

----------

* William L. Rosoff, pursuant to Powers of Attorney executed by each of the individuals whose name is followed by an (*), by signing his name hereto does hereby sign and execute this registration statement of Marsh & McLennan Companies, Inc. on behalf of such individual in the capacities in which the names of each appear above.

                                                        /s/ William L. Rosoff
                                                      --------------------------
                                                            William L. Rosoff

             SIGNATURE                   TITLE                           DATE
             ---------                   -----                           ----

The Rt. Hon. Lord Lang of Monkton*      Director                     May 3, 2002
----------------------------------
 The Rt. Hon. Lord Lang of Monkton

        Lawrence J. Lasser*             Director                     May 3, 2002
----------------------------------
        Lawrence J. Lasser

          David A. Olsen*               Director                     May 3, 2002
----------------------------------
          David A. Olsen

          Adele Simmons*                Director                     May 3, 2002
----------------------------------
           Adele Simmons

         John T. Sinnott*               Director                     May 3, 2002
----------------------------------
          John T. Sinnott

           A.J.C. Smith*                Director                     May 3, 2002
----------------------------------
           A.J.C. Smith


----------

* William L. Rosoff, pursuant to Powers of Attorney executed by each of the individuals whose name is followed by an (*), by signing his name hereto does hereby sign and execute this registration statement of Marsh & McLennan Companies, Inc. on behalf of such individual in the capacities in which the names of each appear above.

                                                        /s/ William L. Rosoff
                                                      --------------------------
                                                            William L. Rosoff

                                  EXHIBIT INDEX

EXHIBIT NO.                         DOCUMENT

     1.1 Registration Rights Agreement dated as of March 19, 2002 between Marsh & McLennan Companies, Inc. and J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as representatives of the initial purchasers

     3.1*  Certificate of Incorporation

     3.2** Bylaws

     4.1 Indenture, dated as of March 19, 2002 between Marsh & McLennan Companies, Inc. and State Street Bank and Trust Company

     5.1   Opinion of Davis Polk & Wardwell with respect to the exchange notes

    12.1** Computation of Ratio of Earnings to Fixed Charges 23.1 Consent of
           Davis Polk & Wardwell (contained in their opinion filed as Exhibit
           5.1)

    23.2   Consent of Deloitte & Touche LLP

    24.1** Power of Attorney

    25.1 Statement of Eligibility of State Street Bank and Trust Company, as Trustee, on Form T-1.

    99.1   Form of Letter of Transmittal

    99.2   Form of Notice of Guaranteed Delivery

    99.3   Form of Letter to Nominees

    99.4   Form of Letter to Clients

    99.5 Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

----------
* Filed with Marsh & McLennan Companies, Inc.'s Form 10-K for the year ended December 31, 1999.

** Filed with Marsh & McLennan Companies, Inc.'s Form 10-K for the year ended December 31, 2001.